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                                                                     Exhibit (p)

                       CERTIFICATE OF THE SOLE STOCKHOLDER
                      OF CORPORATE HIGH YIELD FUND VI, INC.



          Fund Asset Management, L.P. ("FAM"), the holder of 6,981 shares of common stock, par value $0.10 per share, of Corporate High Yield Fund VI, Inc. (the "Fund"), a Maryland corporation, does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of reselling any portion thereof.

                           FUND ASSET MANAGEMENT, L.P.

                           By:    /s/ Donald C. Burke
                               ---------------------------------
                               Name: Donald C. Burke
                               Title: First Vice President

Dated: May 23, 2003